EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: ROBERT J. WELLS
VICE PRESIDENT, CORPORATE
COMMUNICATIONS AND
PUBLIC AFFAIRS
216-566-2244
NEWS:
The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
     CLEVELAND, OHIO, April 20, 2006 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2006. Consolidated net sales increased $230.0 million, or 14.9%, to $1.8 billion in the quarter as a result of continuing strong domestic and international paint sales. Consolidated net income increased 36.5% to $113.7 million in the quarter from $83.3 million in the first quarter of 2005 and improved as a percent to net sales to 6.4% from 5.4% last year due primarily to improved operations. Diluted net income per common share in the quarter increased 41.4% to $.82 per share from $.58 per share in the first quarter of 2005.
     Effective January 1, 2006, the Company changed its reportable operating segments based on recent organizational changes in its management structure. The Company’s reportable operating segments now are: Paint Stores Group, Consumer Group and Global Group. The Global Group Segment consists of certain business units with foreign or worldwide operations that were reported in the previous Paint Stores, Consumer, Automotive Finishes and International Coatings Segments. Historical business segment information has been updated to reflect this change in reportable operating segments.
     Net sales in the Paint Stores Group Segment increased $179.7 million, or 20.5%, to $1.1 billion in the quarter due primarily to continuing strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers and improved industrial maintenance product sales. During the quarter, net sales from stores open for more than twelve calendar months increased 18.5% over last year’s first quarter. Paint Stores Group operating profit increased $38.3 million, or 51.1%, to $113.3 million during the quarter. Operating profit as a percent to net sales increased to 10.7% from 8.6% due primarily to increased sales volume, strong SG&A expense control and higher selling prices that partially offset increased raw material costs.
     Net sales of the Consumer Group Segment increased $3.6 million in the quarter, or 1.1%, to $329.9 million. The sales improvement was due primarily to increased paint sales volume and selected selling price increases that were essentially offset by the elimination of a portion of a paint program with a large retail customer. Operating profit of this Segment improved $4.3 million, or 8.1%, to $56.7 million in the quarter and increased as a percent to net sales to 17.2% from 16.1% last year. Tight spending control and better factory utilization resulting from higher Paint Stores Group volume offset continuing raw material cost increases.
     The Global Group Segment’s net sales in the quarter increased $46.6 million, or 13.9%, to $380.6 million when stated in U.S. dollars. This Segment’s net sales increase of 9.4% in local currency was due primarily to architectural paint selling price increases and volume gains in Mexico and South America and improved automotive and product finishes sales. Operating profit of this Segment for the quarter improved $11.7 million, or 56.3%, to $32.5 million and increased as a percent to net sales to 8.5% from 6.2% last year. This Segment’s operating profit was favorably impacted by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. There was no significant impact on operating profit in the quarter due to currency exchange fluctuations.
     The Company acquired 400,000 shares of its common stock through open market purchases during the quarter and had remaining authorization at March 31, 2006 to purchase 18,000,000 shares.
     Commenting on the financial results for the first quarter, Christopher M. Connor, Chairman, President and Chief Executive Officer, said, “We are pleased with the strong sales momentum that has carried over into the first quarter and gratified that we were able to leverage such strong sales into significantly improved operating profit. All of our operating segments managed to mitigate much of the continuing raw material cost increases with various programs of expense control and increased productivity. We continue to be encouraged by the strong domestic paint sales in our Paint Stores Group. We anticipate that the Consumer Group will achieve improved net sales in spite of the elimination of a portion of a paint program at a significant retail customer. We are pleased with the steady improvements in sales and operating performance of our Global Group’s product finishes and Latin American business units.
     “During the second quarter of 2006, we anticipate achieving an increase in consolidated net sales between 10% and 13% over last year’s second quarter. With sales at that level, we expect diluted net income per common share for the second quarter to be in the range of $1.25 to $1.30 per share compared to $1.08 per share last year. For the full year 2006, we anticipate that the percentage increase in our consolidated net sales will be in the low-to-mid-teens over 2005. With annual sales at that level, we estimate diluted net income per common share for 2006 will be in the range of $3.75 to $3.90 per share, including an estimated $.08 per share charge for the additional expense relating to stock options, compared to $3.28 per share earned in 2005.”
     The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2006 at 11:00 a.m. ET on April 20, 2006. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the April 20th release. The webcast will also be available at

Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Monday, May 1, 2006 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three months ended March 31,
	2006	2005
Thousands of dollars, except per share data

Net sales	$1,768,528	$1,538,545
Cost of goods sold	997,117	877,771
Gross profit	771,411	660,774
Percent to net sales	43.6%	42.9%

Selling, general and administrative expenses	597,585	541,597
Percent to net sales	33.8%	35.2%

Interest expense	17,350	11,964
Interest and net investment income	(5,837)	(1,099)
Other expense — net	402	669

Income before income taxes and minority interest	161,911	107,643
Income taxes	48,240	24,109
Minority interest		240

Net income	$113,671	$83,294

Net income per common share:
Basic	$.84	$.60

Diluted	$.82	$.58

Average shares and equivalents outstanding — basic	134,531,493	138,681,389

Average shares and equivalents outstanding — diluted	138,397,997	143,364,361

Additional information regarding the Company’s financial results can be found on the Internet at “www.sherwin.com”, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the April 20th release.